Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Wells Fargo & Company:
We consent to the incorporation by reference in the registration statements noted below on Forms S‑3, S-4, and S‑8 of Wells Fargo & Company of our report dated March 1, 2018, except for pages 139, 141 and 146 and Notes 1, 3, 20, 23, 25 and 26, as to which the date is February 25, 2019, with respect to the consolidated balance sheets of Wells Fargo & Company and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and our report dated March 1, 2018 with respect to the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 Annual Report included in the Form 8-K of Wells Fargo & Company dated February 26, 2019. Our report on the aforementioned consolidated financial statements refers to the retrospective adjustment of all periods presented due to the adoption of Accounting Standards Update (ASU or Update) 2016-18 - Statement of Cash Flows (Topic 230): Restricted Cash and ASU 2016-15 - Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, and a change in the methodology for internal funding charges and credits to consider interest rate risk, liquidity risk, and other product characteristics on a more granular level, which affected results across the Company’s reportable operating segments.

Registration Statement Number	Form	Description
333-221324 333-221324-01	S-3	Debt Shelf 2017
333-216234	S-3	Universal Shelf 2017
333-223517	S-3	Wells Fargo Direct Purchase and Dividend Reinvestment Plan
333-154879	S-4/S-8	Wachovia Corporation
333-168819	S-8	Long-Term Incentive Compensation Plan
333-192903	S-8	Long-Term Incentive Compensation Plan
333-211639	S-8	401(k) Plan
333-180997	S-8	Directors Stock Compensation and Deferral Plan
333-176266	S-8	Special Deferral Plan for Select Employees and Special Award Plan
333-142941	S-8	Deferred Compensation Plan
333-207636	S-8	Deferred Compensation Plan
333-211638	S-8	Wells Fargo Stock Purchase Plan
333-161529	S-8	Wachovia Deferred Compensation Obligations
333-200400	S-8	Supplemental 401(k) Plan

/s/ KPMG LLP

San Francisco, California
February 25, 2019